Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-02791, 333-09395, 33-83799, 333-83801, 333-83803, 333-83805, 333-58646, 333-107404 and 333-108490 of Mesa Air Group, Inc. on Form S-8 of our report dated December 24, 2003, appearing in the Annual Report on Form 10-K of Mesa Air Group, Inc. for the year ended September 30, 2003.

DELOITTE & TOUCHE LLP

Phoenix, Arizona
December 29, 2003